Exhibit 10.mmm

Adopted by the Cinergy Corp.

Benefits Committee on October 10, 2003

AMENDMENT TO THE

CINERGY CORP. EXCESS PENSION PLAN

The Cinergy Corp. Excess Pension Plan, as amended and restated effective as of January 1, 1998, and as amended from time to time (the “Plan”), is hereby amended effective as of January 1, 2003.

(1)           Explanation of Amendment

The Plan is amended to clarify the relationship between the Plan and the Cinergy Corp. Non-Union Employees’ Pension Plan in light of the Retirement Choice program.  The Plan is also amended to make certain non-substantive changes.

(2)           Amendment

(a)                          Article 5 of the Plan is hereby amended by deleting the phrase “Spouse’s Benefit” in the title thereof and substituting therefor the phrase “Death Benefit.”

(b)                         Article 5 of the Plan is hereby amended by adding the following Section 5.3 at the end thereof:

“5.3         Cash Balance Participant’s Death Benefit

The following rules shall apply upon the death of a Participant who is classified as a “Cash Balance Participant” under Cinergy’s Pension Plan:

(a)                                    Spouse Beneficiary.  If a death benefit is payable under Article 6 of Cinergy’s Pension Plan on account of the Participant’s death and the Participant’s Beneficiary (as defined in Cinergy’s Pension Plan) at the date of the Participant’s death is his Spouse, such Spouse shall receive a death benefit in an amount equal to the Actuarial Equivalent (as defined in Cinergy’s Pension Plan) of the benefits that would otherwise have been payable to the Participant under the Plan.  The form of the death benefit payable to the Spouse under the Plan shall be the same form in which the Spouse’s benefit is payable under Cinergy’s Pension Plan.  The payment of the Spouse’s death benefit under the Plan shall be made, or shall commence, as of the same date as the Spouse’s benefit under Cinergy’s Pension Plan is made or commences.

(b)                                   Non-Spouse Beneficiary.  If a death benefit is payable under Article 6 of Cinergy’s Pension Plan on account of the Participant’s death and the

Participant’s Beneficiary (as defined in Cinergy’s Pension Plan) at the date of the Participant’s death is any person other than the Participant’s Spouse, such Beneficiary shall receive a death benefit in an amount equal to the Actuarial Equivalent (as defined in Cinergy’s Pension Plan) of the benefits that would otherwise have been payable to the Participant under the Plan.  The death benefit shall be payable in the form of a single lump sum cash payment and shall be made as soon as administratively practicable following the Participant’s death.

(c)                                  The first sentence of Section 5.2 of the Plan is hereby amended by deleting the word “annul” where it appears therein and substituting therefor the word “annual.”  The first sentence of Article 16 of the Plan is hereby amended by deleting the word “Employee” where it appears therein and substituting therefor the word “Employer.”  The last sentence of Article 9 of the Plan is hereby deleted.

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved by its duly authorized officer effective as of the date set forth herein.

/s/ Timothy J. Verhagen
By:
Timothy J. Verhagen
Vice President of Human Resources